Exhibit 99.1

Span-America Reports Growth in Sales and Net Income for Second Quarter of Fiscal 2012

Sales Jump 56% - Net Income Increases 74%

GREENVILLE, S.C.--(BUSINESS WIRE)--May 7, 2012--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported strong growth in sales and net income for the second fiscal quarter and six months ended March 31, 2012. Net income for the second quarter of fiscal 2012 rose 74% to $1.8 million, or $0.62 per diluted share, compared with $1.1 million, or $0.37 per diluted share, in the second quarter of fiscal 2011. Net sales for the second quarter of 2012 increased 56% to $20.9 million compared with net sales of $13.5 million in the second quarter of fiscal 2011.

“Span-America’s excellent results came from the acquisition of M.C. Healthcare and solid growth in our custom products segment compared with last year,” stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. “We are very pleased with our strong sales and earnings performance and believe it demonstrates the growth potential we can achieve with the addition of the M.C. Healthcare business.

“This was the first full quarter of operations for M.C. Healthcare as a part of Span-America, and the new unit contributed approximately $4.9 million in revenue during the quarter. Their excellent performance was partly the result of higher seasonal sales during the quarter as several Canadian provinces increased purchases ahead of their March 31st fiscal year-ends. We expect the addition of M.C. Healthcare to expand our future sales opportunities by combining Span-America’s proprietary medical therapeutic support surfaces with M.C. Healthcare’s line of medical bed frames. We believe the combination of these products will allow us to be more competitive and expand our product offerings in key market segments,” continued Mr. Ferguson.

Second Quarter Results

Second quarter sales for fiscal 2012 rose 56% to $20.9 million compared with $13.5 million in the second quarter of last year. The majority of the sales growth was due to the newly acquired M.C. Healthcare product lines and higher sales in the custom products segment.

Total medical sales, including M.C. Healthcare, rose 54% to $13.7 million compared with $8.9 million in last year’s second quarter. Most of the sales growth in the medical segment was attributable to the M.C. Healthcare acquisition. Sales in Span-America’s core medical product lines were down by 1% to $8.8 million compared with the second quarter of last year.

Sales of therapeutic support surfaces, our largest medical product line, increased 2% in the second quarter to $5.4 million as a result of strong demand for our new PressureGuard Custom Care® products and our new Ultramax® product line. In our other therapeutic support surface product lines, sales were down 7% from the second quarter of last year due to continued caution in capital goods spending by some customers. Sales of other medical products, including Risk Manager® bedside safety mats, patient positioners, overlays and Selan® skin care product sales decreased by 6% compared with the prior year’s second quarter.

Custom products segment sales rose 59% to $7.2 million in the second quarter of fiscal 2012 compared with $4.5 million in the second quarter of fiscal 2011. Consumer sales were up 69% to $6.3 million as a result of increased demand from several of our retail customers in addition to a special sales promotion with one customer that generated $1.5 million in new consumer sales. Sales of industrial products climbed 12% in the second quarter to $859,000 compared with $764,000 in the same quarter last year. The industrial sales growth was broad-based, coming from customers in the specialty packaging, automotive and other industries.

Second quarter gross profit increased 46% to $7.0 million compared with $4.8 million in the same period last year due to the increased sales volume in the medical and custom products segments. Gross margin decreased to 33.4% from 35.5% in the same quarter last year due to a shift in sales mix toward the lower-margin consumer product lines and because of a less profitable sales mix within our industrial product lines.

Selling and marketing expenses increased 25% during the quarter primarily due to the addition of M.C. Healthcare’s sales and marketing activities. Research and development expenses rose 89% compared with the second quarter of last year due to the addition of M.C. Healthcare’s R&D projects and increased product development efforts for other medical products. Administrative expenses increased 46% to $1.2 million compared with the second quarter of fiscal 2011 due to the addition of M.C. Healthcare, acquisition-related intangibles amortization expense of $138,000 and $50,000 in professional fees related to the acquisition. In spite of the increase in the level of expenses, total selling, R&D and administrative expenses declined as a percentage of sales to 20.5% in the second quarter this year from 23.8% in the same quarter last year.

Operating income for the second quarter increased 71% to $2.7 million compared with $1.6 million in the same quarter last year. Second quarter net income rose 74% to $1.8 million compared with $1.1 million in the second quarter last fiscal year. Diluted earnings per share rose 66% to $0.62 in the second quarter of fiscal 2012 compared with $0.37 in the prior year’s second quarter. The growth in operating income and net income came from the increase in sales attributable to the M.C. Healthcare acquisition in addition to higher custom products sales compared with the second quarter last year.

Year-to-Date Results

For the first half of fiscal 2012, total sales increased 65% to $41.4 million compared with $25.2 million in the first half of last year. Medical sales were up 37% to $23.2 million, while sales in the custom products segment increased 121% to $18.3 million in the first half of this fiscal year compared with the same period last year.

Total medical sales, including M.C. Healthcare, were $23.2 million compared with $16.9 million in the first half of last year. The increase was due primarily to the addition of M.C. Healthcare sales which made up $6.0 million (95%) of the $6.3 million sales growth in the medical segment compared with the first half of last fiscal year.

In the custom products segment, sales more than doubled to $18.3 million in the first half of fiscal 2012 compared with $8.2 million in the first half of fiscal 2011. Consumer sales were up 141%, and industrial sales were up 27% compared with the same period last year.

Net income increased 67% in the first half of fiscal 2012 to $2.9 million, or $1.01 per diluted share, compared with $1.8 million, or $0.62 per diluted share, in the same period last year. The year-to-date growth in earnings was the result of the addition of M.C. Healthcare and the significant increase in sales volume in the custom products segment.

Outlook for Fiscal 2012

“We expect to report higher sales and net income in the second half of fiscal 2012 compared with the second half of last fiscal year,” commented Mr. Ferguson. “We believe that M.C. Healthcare will continue to make a positive contribution to sales and earnings in the second half, although at lower levels than we achieved last quarter due to their seasonally strong second quarter performance. We also expect our margins to be affected by higher foam prices in the second half of fiscal 2012. We were recently notified of price increases for foam, the largest volume manufacturing component in our medical and custom products segments, and we will be working to mitigate the effect of the cost increases wherever possible.

“We are pleased with the progress we have made in integrating the M.C. Healthcare acquisition and growing sales in the custom products segment in the first half of fiscal 2012. We still have additional opportunities to leverage our newly combined resources, and we remain optimistic about the potential to build Span-America’s future sales and earnings,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com or www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the loss of a key customer or distributor for our products, (b) the inability to achieve anticipated sales volumes of medical or custom products, (c) the addition of new risks caused by the acquisition of M.C. Healthcare, including those related to business integration, international operations and foreign exchange, (d) the potential for volatile pricing conditions in the market for polyurethane foam, (e) raw material cost increases, (f) the potential for lost sales due to competition from low-cost foreign imports, (g) changes in relationships with large customers or key suppliers, (h) the impact of competitive products and pricing, (i) government reimbursement changes in the medical market, (j) FDA regulation of medical device manufacturing and (k) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
	Mar. 31,	April 2,		Mar. 31,	April 2,
	2012	2011	% Chg	2012	2011	% Chg

Net sales	$20,932,807	$13,453,611	56%	$41,427,428	$25,161,016	65%
Cost of goods sold	13,939,066	8,673,671	61%	29,210,059	16,381,692	78%
Gross profit	6,993,741	4,779,940	46%	12,217,369	8,779,324	39%
	33.4%	35.5%		29.5%	34.9%

Selling and marketing expenses	2,763,431	2,205,228	25%	5,073,483	4,292,400	18%
Research and development expenses	318,925	168,772	89%	501,206	333,099	50%
General and administrative expenses	1,214,422	830,042	46%	2,239,698	1,513,021	48%
	4,296,778	3,204,042	34%	7,814,387	6,138,520	27%

Operating income	2,696,963	1,575,898	71%	4,402,982	2,640,804	67%
	12.9%	11.7%		10.6%	10.5%
Non-operating income (expense):
Interest expense	(4,339)	-	n/a	(8,633)	-	n/a
Other	(6,626)	4,565	-245%	(16,383)	9,196	-278%
Net non-operating income (expense)	(10,965)	4,565	-340%	(25,016)	9,196	-372%

Income before income taxes	2,685,998	1,580,463	70%	4,377,966	2,650,000	65%

Income taxes	861,000	530,000	62%	1,428,000	883,000	62%
Net income	$1,824,998	$1,050,463	74%	$2,949,966	$1,767,000	67%
	8.7%	7.8%		7.1%	7.0%

Net income per common share:
Basic	$0.63	$0.38	65%	$1.03	$0.64	61%
Diluted	0.62	0.37	66%	1.01	0.62	62%

Dividends per common share	$0.11	$0.10	10%	$0.22	$0.20	10%

Weighted average shares outstanding:
Basic	2,912,990	2,771,503	5%	2,866,661	2,764,220	4%
Diluted	2,965,208	2,837,113	5%	2,918,083	2,833,875	3%

Supplemental data:
Depreciation expense	$184,471	$180,402	2%	$374,545	$358,063	5%
Amortization expense	164,401	22,165	642%	191,612	38,255	401%

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	Mar. 31,	Oct. 1,
	2012	2011
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$647,832	$2,124,406
Securities available for sale	-	4,001,831
Accounts receivable, net of allowances	12,441,964	6,350,360
Inventories	7,411,009	7,669,741
Deferred income taxes	468,000	468,000
Prepaid expenses	310,022	302,310
Total current assets	21,278,827	20,916,648

Property and equipment, net	5,671,179	5,155,528
Goodwill	4,449,490	1,924,131
Other assets	6,848,437	2,599,693
	$38,247,933	$30,596,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$3,559,422	$3,233,597
Accrued and sundry liabilities	2,787,652	2,371,288
Total current liabilities	6,347,074	5,604,885

Long-term debt	2,800,000	-
Deferred income taxes	161,000	161,000
Deferred compensation	582,691	608,992
Total long-term liabilities	3,543,691	769,992

Total liabilities	9,890,765	6,374,877

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,919,250 (Mar. 31, 2012) and 2,794,509 (Oct. 1, 2011)	2,757,359	1,111,706
Additional paid-in capital	802,120	765,988
Retained earnings	24,665,544	22,343,429
Accumulated other comprehensive income	132,145	-
Total shareholders' equity	28,357,168	24,221,123

	$38,247,933	$30,596,000

Note: The Balance Sheet at October 1, 2011 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer